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                                                                      EXHIBIT 11

                                  GenCorp Inc.
                    Computation of Earnings Per Common Share

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                                                                     Unaudited                              Unaudited
                                                                 Three Months Ended                     Six Months Ended
                                                        ---------------------------------------------------------------------
                                                             May 31,            May 31,                 May 31,        May 31,
                                                              1994               1993                    1994           1993
                                                            --------            -------                 -------        -------
Earnings (Dollars in Millions)
- - --------
Income Before Cumulative Effect
   of Accounting Changes                                       $14.2              $17.8               $    11.0          $23.9

Cumulative Effect of Accounting Changes                            -                  -                 (212.7)              -
                                                              ------             ------               --------          ------

Net Income (Loss) for Primary Earnings
   Per Share                                                    14.2               17.8                 (201.7)           23.9

Tax Affected Interest Expense
   Applicable to 8% Convertible
   Subordinated Debentures                                       1.4                1.4                    2.8             2.8
                                                              ------             ------             ----------          ------

Net Income (Loss) for Fully Diluted
   Earnings Per Share                                          $15.6              $19.2                $(198.9)          $26.7
                                                               =====              =====                =======           =====


Shares (In Thousands)
- - ------
Weighted Average Number of Common
   Shares Outstanding for Primary
   Earnings Per Share                                         31,730             31,730                 31,730          31,729

Assuming Conversion of 8% Convertible
   Subordinated Debentures                                     7,159              7,158                  7,159           7,159
                                                             -------            -------                -------         -------

Weighted Average Number of Common
   Shares Outstanding for Fully Diluted
   Earnings Per Share                                         38,889             38,888                 38,889          38,888
                                                              ======            =======                 ======          ======


Earnings Per Share
- - -------- --- -----
Income Before Cumulative Effect
   of Accounting Changes                                      $  .45             $  .56                 $  .35          $  .75

Cumulative Effect of Accounting Changes                            -                  -                  (6.71)              -
                                                              ------             ------                -------          ------

Net Income (Loss) for Primary Earnings
   Per Share                                                  $  .45             $  .56               $  (6.36)         $  .75
                                                              ======             ======               ========          ======

Fully Diluted Earnings Per Share                              $  .40             $  .49               $  (6.36)         $  .68
                                                              ======             ======               ========          ======
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